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                                                                       EXHIBIT 5

                                            December 17, 1996

Board of Directors
Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ  08889-0100

                  Re:      Merck & Co., Inc. - Common Stock

Ladies and Gentlemen:

                  I am the Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the "Corporation"), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended, of up to 145,080 shares of the Common Stock, no par value (the "Shares"), of the Corporation, which may be issued by the Corporation pursuant to the Systemed, Inc. 1993 Employee Stock Option Plan, Systemed, Inc. 1993 NonEmployee Director Stock Option Plan, Systemed, Inc. NonQualified Stock Option Plan - 1986, Stock Option Agreements dated December 15, 1993 and April 28, 1996 with John F. Flood, Jr. and Warrant Agreement dated December 20, 1991 with Sutro & Co., or any successor plans thereto, as such plans or successor plans may be amended from time to time. I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

                  I am admitted to the bars of the state of New York and the District of Columbia. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the state of New York, and the Business Corporation Act of the state of New Jersey.

                  On the basis of the foregoing examination and review, I advise you that, in my opinion:

                  1. The Corporation is a corporation duly organized and existing under the laws of the state of New Jersey.

                  2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.


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                  The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm, or corporation for any reason without my prior written consent.

                  I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/   Bert I Weinstein
                                -------------------------
                                Bert I. Weinstein


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